Exhibit 99.1

Connection (CNXN) Reports Third Quarter Results

Net Income Increases by 4.9% from Prior Q3

THIRD QUARTER SUMMARY:

  Gross profit: $100.4 million, up 4.5% y/y
  Net income: $13.8 million, up 4.9% y/y
  Diluted EPS: $0.51, compared to $0.49 y/y
  Cash balance: $102.2 million

MERRIMACK, N.H.--(BUSINESS WIRE)--November 1, 2018--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the third quarter ended September 30, 2018. Net income for the third quarter ended September 30, 2018 increased by 4.9% to $13.8 million, or $0.51 per diluted share, compared to net income of $13.1 million, or $0.49 per diluted share for the prior year third quarter.

As previously disclosed, effective January 1, 2018, the Company adopted a new revenue recognition standard but has not restated prior periods to reflect this new standard. Please note that the financial results for the third quarter ended September 30, 2018 presented in this release include both amounts, “as presented,” which reflect the implementation of the new revenue recognition standard, as well as amounts prior to the impact of the new revenue recognition standard to allow for comparability against historical results. Starting in calendar year 2019, we will no longer present our financial results under the previous revenue recognition standard. For additional information and reconciliations of our financial results between the new and prior revenue recognition standards, please see the additional tables included in this press release.

Net sales as presented for the quarter ended September 30, 2018 were $658.5 million. Net sales prior to the impact of the new revenue recognition standard for the quarter ended September 30, 2018 increased by 5.1% to $766.3 million, compared to $729.2 million for the prior year third quarter.

Gross profit as presented for the quarter ended September 30, 2018 was $100.4 million. Gross profit prior to the impact of the new revenue recognition standard for the quarter ended September 30, 2018 was $100.7 million, compared to $96.1 million in the prior year third quarter, an increase of 4.7%.

Gross margin as presented for the quarter ended September 30, 2018 was 15.3%. Gross margin prior to the impact of the new revenue recognition standard was 13.1%, compared to 13.2% for the prior year third quarter.

Operating income as presented for the quarter ended September 30, 2018 was $19.0 million. Operating income prior to the impact of the new revenue recognition standard was $19.2 million, compared to $21.7 million in the prior year third quarter, a decrease of 11.8%.

Net income as presented for the quarter ended September 30, 2018 was $13.8 million. Net income prior to the impact of the new revenue recognition standard was $13.9 million, compared to $13.1 million in the prior year third quarter, an increase of 6.2%.

Earnings per share (“EPS”) on a diluted basis as presented for the quarter ended September 30, 2018 was $0.51. EPS prior to the impact of the new revenue recognition standard was $0.52 per share, compared to $0.49 on a diluted basis in the prior year third quarter.

Net income, totaled $64.0 million for the twelve months ended September 30, 2018, compared to $47.1 million for the twelve months ended September 30, 2017. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, acquisition and restructuring costs (“Adjusted EBITDA”), a non-GAAP measure, totaled $99.1 million for the twelve months ended September 30, 2018. Adjusted EBITDA prior to the impact of the new revenue recognition standard was $99.9 million, compared to $92.4 million for the twelve months ended September 30, 2017.

Net sales as presented for the nine months ended September 30, 2018 were $1,990.0 million. Net sales prior to the impact of the new revenue recognition standard for the nine months ended September 30, 2018 increased by 6.4% to $2,286.6 million, compared to $2,149.6 million for the nine months ended September 30, 2017.

Gross profit as presented for the nine months ended September 30, 2018 was $304.3 million. Gross profit prior to the impact of the new revenue recognition standard for the nine months ended September 30, 2018 was $305.3 million, compared to $282.5 million for the nine months ended September 30, 2017, an increase of 8.1%.

Gross margin as presented for the nine months ended September 30, 2018 was 15.3%. Gross margin prior to the impact of the new revenue recognition standard was 13.4%, compared to 13.1% for the nine months ended September 30, 2017.

Operating income as presented for the nine months ended September 30, 2018 was $59.4 million. Operating income prior to the impact of the new revenue recognition standard was $60.2 million, compared to $55.6 million for the nine months ended September 30, 2017, an increase of 8.2%.

Net income as presented for the nine months ended September 30, 2018 was $43.3 million. Net income prior to the impact of the new revenue recognition standard was $43.9 million, compared to $34.1 million for the nine months ended September 30, 2017, an increase of 28.5%.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment, as presented, for the third quarter of 2018 were $244.9 million. Net sales prior to the impact of the new revenue recognition standard for the third quarter of 2018 increased by 1.3% to $294.2 million, compared to $290.6 million for the prior year’s quarter. Net/com products experienced solid growth during the quarter at 14%. Gross margin increased by 327 basis points to 18.2% primarily due to the adoption of the new revenue recognition standard and the increase in invoice selling margins. Gross margin prior to the impact of the new revenue recognition standard for the third quarter of 2018 was 15.3%.
  Net sales for the Enterprise Solutions segment, as presented, for the third quarter of 2018 were $265.5 million. Net sales prior to the impact of the new revenue recognition standard for the third quarter of 2018 increased by 13.3% to $303.6 million, compared to $268.0 million for the prior year’s quarter. Mobility, desktops and net/com products experienced strong growth in this segment with an increase of 26%, 16%, and 13%, respectively. Gross margin increased by 156 basis points to 14.3% primarily due to the adoption of the new revenue recognition standard. Gross margin prior to the impact of the new revenue recognition standard for the third quarter of 2018 was 12.5%.
  Net sales for the Public Sector Solutions segment, as presented, for the third quarter of 2018 were $148.2 million. Net sales prior to the impact of the new revenue recognition standard for the third quarter of 2018 decreased by 1.2% to $168.5 million, compared to $170.6 million for the prior year’s quarter. Mobility and net/com products experienced strong revenue growth in this segment with an increase of 27% and 8%, respectively. Gross margin increased by 118 basis points to 12.1% primarily due to the adoption of the new revenue recognition standard. Gross margin prior to the impact of the new revenue recognition standard for the third quarter of 2018 was 10.6%.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, as presented, increased by 9% year over year and accounted for 28% of net sales in the third quarter of 2018, compared to 23% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, notebook/mobility sales increased by 10% year over year and accounted for 24% of net sales in the third quarter of 2018, compared to 23% in the prior year quarter. The Enterprise Solutions and Public Sector segments experienced strong year-over-year growth in notebook sales.
  Software sales, as presented, decreased by 58% year over year and accounted for 11% of net sales in the third quarter of 2018, compared to 24% of net sales in the prior year quarter. The decrease in software sales was due to the adoption of the new revenue recognition standard. Excluding the impact of the adoption of the new revenue recognition standard, software sales increased by 2% year over year and accounted for 23% of net sales in the third quarter of 2018, compared to 24% of net sales in the prior year quarter. We experienced solid growth in cloud-based offerings, security, and office productivity.
  Net/Com products, as presented, increased by 12% year over year and accounted for 9% of net sales in the third quarter of 2018, compared to 7% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, net/com product sales increased by 13% year over year and accounted for 8% of net sales in the third quarter of 2018, compared to 7% in the prior year quarter. All three selling segments experienced strong year-over-year growth in net/com sales.

Selling, general and administrative (“SG&A”) expenses as presented, increased in the third quarter of 2018 to $81.5 million from $74.4 million in the prior year quarter. SG&A in the third quarter of 2018 prior to the impact of the new revenue recognition standard was $81.5 million. The increase was primarily the result of investments made in our technology solutions group and software Center of Excellence as well as increased variable compensation associated with our higher gross profits. SG&A, as reported, as a percentage of net sales, was 12.4%, compared to 10.2% in the prior year quarter. However, SG&A in the third quarter of 2018, prior to the impact of the new revenue recognition standard, was 10.6%.

Cash and cash equivalents were $102.2 million at September 30, 2018, compared to $50.0 million at December 31, 2017. Days sales outstanding were 50 days at September 30, 2018, up from 43 days in the prior year quarter; the increase of 7 days was due to the adoption of the new revenue recognition standard. Inventory turns were 22 turns in the third quarter of 2018 and in the prior year quarter; excluding the impact of the new revenue recognition standard, inventory turns would have increased to 26 turns.

“We are pleased with our vertical market growth in the quarter, as well as with our strong operating cash flows. In addition, we saw acceleration in our cloud and security software, and in our mobility solutions,” said Tim McGrath, President and Chief Executive Officer. “We remain focused on gross margin improvements, operating expense management, and our strategic plan to help our customers solve their business challenges with advanced technology solutions,” concluded Mr. McGrath.

Conference Call and Webcast

Connection will host a conference call and live web cast today, November 1, 2018 at 4:30 p.m. ET to discuss its third quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, along with supplemental slides used during the call, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

cnxn-g

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION At or for the Three Months Ended September 30,	2018	2017
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			% Change

Operating Data:
Net sales	$658,504	$729,230	(10%)
Diluted earnings per share	$0.51	$0.49	4%

Gross margin	15.3%	13.2%
Operating margin	2.9%	3.0%
Return on equity (1)	12.9%	10.6%

Inventory turns	22	22
Days sales outstanding	50	43

Product Mix:	% of Net Sales	% of Net Sales
Notebooks/Mobility	28%	23%
Software	11	24
Desktops	10	10
Servers/Storage	9	8
Net/Com Products	9	7
Other Hardware/Services	33	28
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,730	26,816
Total book value per share	$19.58	$17.52
Tangible book value per share	$16.45	$14.35
Closing price	$38.89	$28.19
Market capitalization	$1,039,530	$755,943
Trailing price/earnings ratio	16.3	15.9
LTM Adjusted EBITDA (2)	$99,068	$92,359
Adjusted market capitalization/LTM Adjusted EBITDA (3)	9.5	7.5

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and acquisition, rebranding, and restructuring costs.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION For the Three Months Ended September 30,	2018		2017
(amounts in thousands)	Net Sales	Gross Margin	Net Sales	Gross Margin

Business Solutions	$244,872	18.2%	$290,569	14.9%
Enterprise Solutions	265,477	14.3	268,022	12.7
Public Sector Solutions	148,155	12.1	170,639	11.0
Total	$658,504	15.3%	$729,230	13.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2018	2017 ((1))	2018	2017 ((1))

Net sales	$658,504	$729,230	$1,989,969	$2,149,616
Cost of sales	558,060	633,087	1,685,685	1,867,070
Gross profit	100,444	96,143	304,284	282,546

Selling, general and administrative expenses	81,494	74,404	244,915	226,915
Income from operations	18,950	21,739	59,369	55,631

Interest/other expense, net	114	(8)	412	20
Income tax provision	(5,298)	(8,614)	(16,489)	(21,517)
Net income	$13,766	$13,117	$43,292	$34,134

Earnings per common share:
Basic	$0.52	$0.49	$1.62	$1.28
Diluted	$0.51	$0.49	$1.61	$1.27

Shares used in the computation of earnings per common share:
Basic	26,716	26,802	26,745	26,754
Diluted	26,902	26,899	26,883	26,886

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

CONDENSED CONSOLIDATED BALANCE SHEETS	September 30, 2018	December 31, 2017 (1)
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$102,243	$49,990
Accounts receivable, net	400,831	449,682
Inventories, net	105,283	106,753
Prepaid expenses and other current assets	6,068	5,737
Income taxes receivable	2,658	3,933
Total current assets	617,083	616,095
Property and equipment, net	48,176	41,491
Goodwill	73,602	73,602
Intangibles assets, net	9,924	11,025
Other assets	1,442	5,638
Total Assets	$750,227	$747,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$165,190	$194,257
Accrued expenses and other liabilities	23,475	31,096
Accrued payroll	20,359	22,662
Total current liabilities	209,024	248,015
Deferred income taxes	16,125	15,696
Other liabilities	1,836	1,888
Total Liabilities	226,985	265,599
Stockholders’ Equity:
Common stock	287	287
Additional paid-in capital	115,039	114,154
Retained earnings	428,162	383,673
Treasury stock at cost	(20,246)	(15,862)
Total Stockholders’ Equity	523,242	482,252
Total Liabilities and Stockholders’ Equity	$750,227	$747,851

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended September 30,		Nine Month Ended September 30,
(amounts in thousands)	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net income	$13,766	$13,117	$43,292	$34,134
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,633	2,935	10,362	8,645
Provision for doubtful accounts	734	503	1,428	1,116
Stock-based compensation expense	273	175	738	560
Deferred income taxes	-	-	429	164
Loss on disposal of fixed assets	51	-	51	-

Changes in assets and liabilities:
Accounts receivable	62,429	43,270	63,881	28,101
Inventories	2,166	11,502	(9,399)	(16,189)
Prepaid expenses and other current assets	(1,514)	357	812	(2,191)
Other non-current assets	2,279	132	282	(3,945)
Accounts payable	(35,524)	(22,092)	(29,361)	(13,162)
Accrued expenses and other liabilities	(8,558)	(11,780)	(1,262)	(8,872)
Net cash provided by operating activities	39,735	38,119	81,253	28,361

Cash Flows from Investing Activities:
Purchases of equipment	(5,714)	(3,413)	(15,641)	(7,944)
Net cash used for investing activities	(5,714)	(3,413)	(15,641)	(7,944)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	-	859	-
Repayment of short-term borrowings	-	-	(859)	-
Purchase of treasury shares	-	-	(4,384)	-
Dividend payment	-	-	(9,122)	(9,041)
Exercise of stock options	-	1	-	1,679
Issuance of stock under Employee Stock Purchase Plan	-	-	605	603
Payment of payroll taxes on stock-based compensation through shares withheld	(458)	(500)	(458)	(500)
Net cash (used for) provided by financing activities	(458)	(499)	(13,359)	(7,259)
Increase (decrease) in cash and cash equivalents	33,563	34,207	52,253	13,158
Cash and cash equivalents, beginning of period	68,680	28,131	49,990	49,180
Cash and cash equivalents, end of period	$102,243	$62,338	$102,243	$62,338

Non-cash Investing Activities:
Accrued capital expenditures	$1,055	$294	$1,055	$294

Supplemental Cash Flow Information:
Income taxes paid	$6,825	$8,589	$15,134	$24,293

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2018	2017	% Change	2018	2017	% Change
Net income	$13,766	$13,117	5%	$64,015	$47,131	36%
Depreciation and amortization	3,634	2,935	24%	13,557	11,593	17%
Income tax expense	5,298	8,614	(38%)	17,740	30,407	(42%)
Interest expense	51	30	70%	142	142	0%
EBITDA	22,749	24,696	(8%)	95,454	89,273	7%
Special charges (2)	-	-	0%	2,695	2,452	10%
Stock-based compensation	273	176	55%	919	634	45%
Adjusted EBITDA	$23,022	$24,872	(7%)	$99,068	$92,359	7%

(1) LTM: Last twelve months
(2) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in last twelve months of 2017 consist of our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in thousands, except per share amounts)
	Three Months Ended September 30,							Change As Presented		Change Previous Revenue Standard
	2018					2017		Amount	Percent	Amount	Percent
				Previous Revenue Standard
	As Presented	% of Net Sales	Impact of New Revenue Standard	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$658,504	100.0%	$107,826	$766,330	100.0%	$729,230	100.0%	$(70,726)	(9.7%)	$37,100	5.1%
Cost of sales	558,060	84.7%	107,575	665,635	86.9%	633,087	86.8%	(75,027)	(11.9%)	32,548	5.1%
Gross profit	100,444	15.3%	251	100,695	13.1%	96,143	13.2%	4,301	4.5%	4,552	4.7%

Selling, general and administrative expenses	81,494	12.4%	27	81,521	10.6%	74,404	10.2%	7,090	9.5%	7,117	9.6%
Income from operations	18,950	2.9%	224	19,174	2.5%	21,739	3.0%	(2,789)	(12.8%)	(2,565)	(11.8%)

Interest income, net	114	-	-	114	-	(8)	-	122	(1,525.0%)	122	(1,525.0%)
Income tax provision	(5,298)	(0.8%)	(62)	(5,360)	(0.7%)	(8,614)	(1.2%)	3,316	(38.5%)	3,254	(37.8%)
Net income	$13,766	2.1%	$162	$13,928	1.8%	$13,117	1.8%	$649	4.9%	$811	6.2%

Earnings per common share:
Basic	$0.52		$-	$0.52		$0.49		$0.03	6.1%	$0.03	6.1%
Diluted	$0.51		$0.01	$0.52		$0.49		$0.02	4.1%	$0.03	6.1%

Shares used in the computation of earnings per common share
Basic	26,716			26,716		26,802
Diluted	26,902			26,902		26,899

RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in thousands, except per share amounts)
	Nine Months Ended September 30,							Change As Presented		Change Previous Revenue Standard
	2018					2017		Amount	Percent	Amount	Percent
				Previous Revenue Standard
	As Presented	% of Net Sales	Impact of New Revenue Standard	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,989,969	100.0%	$296,583	$2,286,552	100.0%	$2,149,616	100.0%	$(159,647)	(7.4%)	$136,936	6.4%
Cost of sales	1,685,685	84.7%	295,540	1,981,225	86.6%	1,867,070	86.9%	(181,385)	(9.7%)	114,155	6.1%
Gross profit	304,284	15.3%	1,043	305,327	13.4%	282,546	13.1%	21,738	7.7%	22,781	8.1%

Selling, general and administrative expenses	244,915	12.3%	235	245,150	10.7%	226,915	10.5%	18,000	7.9%	18,235	8.0%
Income from operations	59,369	3.0%	808	60,177	2.7%	55,631	2.6%	3,738	6.7%	4,546	8.2%

Interest income, net	412	-	-	412	0.0%	20	0.0%	392	1,960.0%	392	1,960.0%
Income tax provision	(16,489)	(0.8%)	(224)	(16,713)	(0.7%)	(21,517)	(1.0%)	5,028	(23.4%)	4,804	(22.3%)
Net income	$43,292	2.2%	$584	$43,876	1.9%	$34,134	1.6%	$9,158	26.8%	$9,742	28.5%

Earnings per common share:
Basic	$1.62		$0.02	$1.64		$1.28		$0.34	26.6%	$0.36	28.1%
Diluted	$1.61		$0.02	$1.63		$1.27		$0.34	26.8%	$0.36	28.3%

Shares used in the computation of earnings per common share
Basic	26,745			26,745		26,754
Diluted	26,883			26,883		26,886

CONSOLIDATED SELECTED FINANCIAL INFORMATION UNDER PREVIOUS REVENUE RECOGNITION STANDARD

	2018			2017
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Inventory turns	22	4	26	22
Days sales outstanding	50	(7)	43	43

Product Mix:	% of Net Sales		% of Net Sales	% of Net Sales
Notebooks/Mobility	28%	(4)	24%	23%
Software	11	12	23	24
Desktops	10	(1)	9	10
Servers/Storage	9	(1)	8	8
Net/Com Products	9	(1)	8	7
Other Hardware/Services	33	(5)	28	28
Total Net Sales	100%		100%	100%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT NET SALES
(Unaudited, in thousands)
	Three Months Ended September 30,				Change As Presented		Change Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

Net sales	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Business Solutions	$244,872	$49,335	$294,207	$290,569	$(45,697)	(15.7%)	$3,638	1.3%
Enterprise Solutions	265,477	38,106	303,583	268,022	(2,545)	(0.9%)	35,561	13.3%
Public Sector Solutions	148,155	20,385	168,540	170,639	(22,484)	(13.2%)	(2,099)	(1.2%)
Total	$658,504	$107,826	$766,330	$729,230	$(70,726)	(9.7%)	$37,100	5.1%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS PROFITS
(Unaudited, in thousands)
	Three Months Ended September 30,				Change As Presented		Change Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

Gross profits	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Business Solutions	$44,586	$377	$44,963	$43,393	$1,193	2.7%	$1,570	3.6%
Enterprise Solutions	37,880	(13)	37,867	34,064	3,816	11.2%	3,803	11.2%
Public Sector Solutions	17,978	(113)	17,865	18,686	(708)	(3.8%)	(821)	(4.4%)
Total	$100,444	$251	$100,695	$96,143	$4,301	4.5%	$4,552	4.7%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS MARGINS
(Unaudited, in thousands)
	Three Months Ended September 30,				Change As Presented	Change Previous Revenue Standard
	2018			2017	Amount	Amount

Gross margins	As Presented	Impact of New Revenue Standard	Previous Revenue Standard

Business Solutions	18.2%	(293)	15.3%	14.9%	327	35
Enterprise Solutions	14.3%	(180)	12.5%	12.7%	156	(24)
Public Sector Solutions	12.1%	(153)	10.6%	11.0%	118	(35)
Total	15.3%	(211)	13.1%	13.2%	207	(4)

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT NET SALES
(Unaudited, in thousands)
	Nine Months Ended September 30,				Change As Presented		Change Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

Net sales	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Business Solutions	$778,192	$125,983	$904,175	$860,622	$(82,430)	(9.6%)	$43,553	5.1%
Enterprise Solutions	823,786	119,034	942,820	823,017	769	0.1%	119,803	14.6%
Public Sector Solutions	387,991	51,566	439,557	465,977	(77,986)	(16.7%)	(26,420)	(5.7%)
Total	$1,989,969	$296,583	$2,286,552	$2,149,616	$(159,647)	(7.4%)	$136,936	6.4%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS PROFITS
(Unaudited, in thousands)
	Nine Months Ended September 30,				Change As Presented		Change Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

Gross profits	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Business Solutions	$138,150	$958	$139,108	$131,461	$6,689	5.1%	$7,647	5.8%
Enterprise Solutions	117,830	198	118,028	102,800	15,030	14.6%	15,228	14.8%
Public Sector Solutions	48,304	(113)	48,191	48,285	19	0.0%	(94)	(0.2%)
Total	$304,284	$1,043	$305,327	$282,546	$21,738	7.7%	$22,781	8.1%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS MARGINS
(Unaudited, in thousands)
	Nine Months Ended September 30,				Change As Presented	Change Previous Revenue Standard
	2018			2017	Amount	Amount

Gross margins	As Presented	Impact of New Revenue Standard	Previous Revenue Standard

Business Solutions	17.8%	(237)	15.4%	15.3%	248	11
Enterprise Solutions	14.3%	(178)	12.5%	12.5%	181	3
Public Sector Solutions	12.4%	(149)	11.0%	10.4%	209	60
Total	15.3%	(194)	13.4%	13.1%	215	21

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended September 30,				Change As Presented	Change Previous Revenue Standard
	2018			2017	Percent	Percent
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Net income	$13,766	$162	$13,928	$13,117	5%	6%
Depreciation and amortization	3,634	-	3,634	2,935	24%	24%
Income tax expense	5,298	62	5,360	8,614	(38%)	(38%)
Interest expense	51	-	51	30	70%	70%
EBITDA	22,749	224	22,973	24,696	(8%)	(7%)
Stock-based compensation	273	-	273	176	55%	55%
Adjusted EBITDA	$23,022	$224	$23,246	$24,872	(7%)	(7%)

(amounts in thousands)	LTM Ended September 30, (1)				Change As Presented	Change Previous Revenue Standard
	2018			2017	Percent	Percent
	As Presented	Impact of New Revenue Standard	Previous Revenue Standard
Net income	$64,015	$584	$64,599	$47,131	36%	37%
Depreciation and amortization	13,557	-	13,557	11,593	17%	17%
Income tax expense	17,740	224	17,964	30,407	(42%)	(41%)
Interest expense	142	-	142	142	0%	0%
EBITDA	95,454	808	96,262	89,273	7%	8%
Special charges (2)	2,695	-	2,695	2,482	9%	9%
Stock-based compensation	919	-	919	634	45%	45%
Adjusted EBITDA	$99,068	$808	$99,876	$92,389	7%	8%

(1) LTM: Last twelve months
(2) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in last twelve months of 2017 consist of our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

cnxn-g

CONTACT:
Investor Relations Contact:
Connection
Steve Sarno, 603-683-2505
Steve.Sarno@connection.com